UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

AUTOLIV, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT

FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS ON MAY 9, 2017

This proxy statement supplement, dated May 8, 2017 (the “Supplement”), supplements the proxy statement dated March 24, 2017 (the “Proxy Statement”) relating to the proxy being solicited by the Board of Directors (the “Board”) of Autoliv, Inc., a Delaware corporation (the “Company”), in connection with the Company’s 2017 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 9, 2017.

Withdrawal of Nominee for Re-Election to the Board

As described in the Proxy Statement, the Board previously nominated ten individuals to stand for re-election as directors at the Annual Meeting. However, on May 6, 2017, Ms. Aicha Evans, one of the ten director nominees named in the Proxy Statement, informed the Board of her decision to withdraw her candidacy due to changes in her current professional responsibilities. Ms. Evans’ service to the Board will end at the conclusion of the Annual Meeting. The Board does not intend to nominate a replacement director for Ms. Evans for election at the Annual Meeting.

Other than Ms. Evans, the nominees named in the Proxy Statement sent or made available to the Company’s stockholders intend to stand for election at the Annual Meeting. The form of proxy card included in the Company’s definitive proxy materials remains valid, notwithstanding Ms. Evans’ withdrawal. Any votes that are or have been submitted with instruction to vote for all of the Board’s nominees will be voted only for the remaining nine nominees named in the Proxy Statement. Any votes that are or have been submitted with instruction to vote for Ms. Evans will be disregarded.

Size of Board

The Company’s By-Laws provide that the size of the Board shall be fixed from time to time exclusively by the Board. As described in the Proxy Statement, in connection with the retirement of Mr. George Lorch the Board adopted a resolution to decrease the size of the Board from eleven to ten members, effective immediately following the closing of polls for the election of directors at the Annual Meeting. Since the Board does not intend to nominate a replacement director for Ms. Evans for election at the Annual Meeting, the Board will reduce its size to nine, effective immediately following the closing of polls for the election of directors at the Annual Meeting.

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